UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                     Commission File Number         0-29517

                           Bergamo Acquisition Corp.
                    ________________________________________
             (Exact name of registrant as specified in its charter)

           1380 Ruby Sky Court, Henderson, Nevada 89052, 310-871-8369
                    ________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $0.001 Per Share
                    ________________________________________
            (Title of each class of securities covered by this Form)

                                      N/A
                    ________________________________________

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   	/x/ 	  	Rule 12h-3(b)(1)(i) 	  	/ /
Rule 12g-4(a)(1)(ii)   	/ / 	  	Rule 12h-3(b)(1)(ii) 	  	/ /
Rule 12g-4(a)(2)(i) 	/ / 	  	Rule 12h-3(b)(2)(i) 	  	/ /
Rule 12g-4(a)(2)(ii)   	/ / 	  	Rule 12h-3(b)(2)(ii) 	  	/ /
                                        Rule 15d-6 	  	        / /

                 Approximate number of holders of record as of
                      the certificate or notice date:  138

Pursuant to the requirements of the Securities Exchange Act of 1934, Bergamo Acquisition Corp., a Delaware corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 	  	December 1, 2005


By: 	  	/s/ Hillard Herzog
                -------------------
                    Hillard Herzog
                    President